Exhibit 2.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of our annual report on Form 20-F of which this exhibit is a part, we have the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) the Series A common stock, with no par value (the “Series A shares”), (2) the Series B common stock, with no par value (the “Series B shares”), (3) Ordinary Participation Certificates (Certificados de Participación Ordinarios), (the “CPOs”), and (4) American Depositary Shares (the “ADSs”). Our CPOs are listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores; the “MSE”) under the symbol “CEMEXCPO.” Our ADSs are listed on the New York Stock Exchange under the symbol “CX.”

As of December 31, 2022, CEMEX, S.A.B. de C.V. had outstanding 14,711,512,721 CPOs, 29,457,941,452 Series A shares (including Series A shares underlying CPOs) and 14,728,970,726 Series B shares (including Series B shares underlying CPOs), in each case including shares held by our subsidiaries.

Except as otherwise indicated or the context otherwise requires, the terms “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A.B. de C.V. and its consolidated entities.

Description of Common Stock

The following description of our common stock is a summary of the material terms of CEMEX, S.A.B. de C.V.’s articles of association and by-laws (estatutos sociales) (the “By-Laws”) and applicable Mexican law in effect as of the date of our annual report on Form 20-F of which this exhibit is a part. Because it is a summary, it does not describe every aspect of our common stock, the By-Laws or Mexican law and may not contain all of the information that is important to you. References to provisions of the By-Laws are qualified in their entirety by reference to the full By-Laws, an English translation of which has been filed as an exhibit to our annual report on Form 20-F of which this exhibit is a part.

General

Pursuant to the requirements of Mexican corporations law, the By-Laws have been registered with the Mercantile Section of the Public Registry of Property and Commerce in Monterrey, Nuevo León, Mexico, under entry number 21, since June 11, 1920.

CEMEX, S.A.B. de C.V. is an operating and a holding company engaged directly or indirectly, through its operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates, clinker and other construction materials, and Urbanization Solutions throughout the world. CEMEX, S.A.B. de C.V.’s full corporate purpose can be found in article 2 of the By-Laws.

CEMEX, S.A.B. de C.V. has two series of common stock, the Series A shares, which can only be owned by Mexican nationals, and the Series B shares, which can be owned by both Mexican and non-Mexican nationals. The By-Laws state that the Series A shares may not be held by non-Mexican individuals, corporations, groups, units, trusts, associations or governments that are foreign or have participation by foreign governments or their agencies. The By-Laws also state that the Series A shares shall at all times account for a minimum of 64% of CEMEX, S.A.B. de C.V.’s total outstanding voting stock and that the Series B shares shall at all times account for a minimum of 36% of CEMEX, S.A.B. de C.V.’s total outstanding voting stock. Other than as described herein, holders of the Series A shares and the Series B shares have the same rights and obligations.

In 1994, CEMEX, S.A.B. de C.V. changed from a fixed capital corporation to a variable capital corporation in accordance with Mexican corporation law. As a result, CEMEX, S.A.B. de C.V. established a fixed capital account and a variable capital account and issued one share of variable capital stock of the same series for each eight shares of fixed capital stock held by any shareholder. Each of our fixed and variable capital accounts is comprised of Series A shares and Series B shares. Under the Mexican Securities Market Law and the By-Laws, holders of shares representing variable capital are not entitled to withdraw those shares.

Shareholder authorization is required to increase or decrease either the fixed capital account or the variable capital account. Shareholder authorization to increase or decrease the fixed capital account must be obtained at an extraordinary meeting of shareholders. Shareholder authorization to increase or decrease the variable capital account must be obtained at an ordinary general meeting of shareholders.

On April 29, 1999, CEMEX, S.A.B. de C.V.’s shareholders approved a stock split, and for every one of CEMEX, S.A.B. de C.V.’s shares of any series CEMEX, S.A.B. de C.V. issued two Series A shares and one Series B share. Concurrently with this stock split, CEMEX, S.A.B. de C.V. also consummated an exchange offer to exchange new CPOs and new ADSs representing the new CPOs for CEMEX, S.A.B. de C.V.’s then-existing Series A shares, Series B shares and ADSs, and converted CEMEX, S.A.B. de C.V.’s then existing CPOs into the new CPOs. On June 1, 2001, the then- effective Mexican Securities Market Law was amended, among other things, to increase the protection granted to minority shareholders of Mexican listed companies and to commence bringing corporate governance procedures of Mexican listed companies in line with international standards.

On February 6, 2002, the Mexican securities authority (Comisión Nacional Bancaria y de Valores) issued an official communication authorizing the amendment of the By-Laws to incorporate additional provisions to comply with the then new provisions of the then-effective Mexican Securities Market Law. Following approval from CEMEX, S.A.B. de C.V.’s shareholders at the 2002 annual shareholders’ meeting, CEMEX, S.A.B. de C.V. amended and restated the By-Laws to incorporate these additional provisions, which consisted of, among other things, protective measures to prevent share acquisitions, hostile takeovers, and direct or indirect changes of control.

On March 19, 2003, the Mexican securities authority issued new regulations designed to (i) further implement minority rights granted to shareholders by the then-effective Mexican Securities Market Law and (ii) simplify and consolidate in a single document provisions relating to securities offerings and periodic reports by Mexican-listed companies.

On April 24, 2003, CEMEX, S.A.B. de C.V.’s shareholders approved changes to the By-Laws, incorporating additional provisions and removing some restrictions. The changes that are still in force are as follows:

•	The limitation on CEMEX, S.A.B. de C.V.’s variable capital was removed. Formerly, CEMEX, S.A.B. de C.V.’s variable capital was limited to ten times CEMEX, S.A.B. de C.V.’s minimum fixed capital.

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Increases and decreases in CEMEX, S.A.B. de C.V.’s variable capital now require the notarization of the minutes of the ordinary general shareholders’ meeting that authorize such increase or decrease, as well as the filing of these minutes with the Mexican National Securities Registry (Registro Nacional de Valores), except when such increase or decrease results from stock repurchases.

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The cancelation of registration of our shares in the Securities Section of the Mexican National Securities Registry now involves an amended procedure, which is described below under “—Repurchase Obligation.” In addition, any amendments to the article containing these provisions no longer require the consent of the Mexican securities authority and 95% approval by shareholders entitled to vote.

On December 30, 2005, the Mexican Securities Market Law was published to continue bringing corporate governance requirements of Mexican listed companies in line with international standards. This new law included provisions increasing disclosure information requirements, improving minority shareholder rights and strengthening corporate governance standards, including the introduction of new requirements and fiduciary duties (duties of care and loyalty) applicable to each director, officer, external auditor and major shareholder of publicly traded companies. The law also provided that each member of the audit committee must be an independent director and required the creation of corporate governance committees integrated by independent directors as well. In addition, the law clarified directors’ duties, specified safe harbors for directors’ actions, clarified what is deemed as a conflict of interest and clarified what are the confidentiality obligations for directors.

Under the then new Mexican Securities Market Law, CEMEX, S.A.B. de C.V. was required to adopt specific amendments to the By-Laws within 180 days of the effective date of the new law. Following approval from CEMEX, S.A.B. de C.V.’s shareholders at its extraordinary shareholders’ meeting held on April 27, 2006, CEMEX, S.A.B. de C.V. amended and restated the By-Laws to incorporate these amendments. The amendments to the By-Laws became effective on July 3, 2006. The most significant of these amendments were as follows:

•	The change of its corporate name from CEMEX, S.A. de C.V. to CEMEX, S.A.B. de C.V., which means that it is now called a publicly traded company (sociedad anónima bursátil or S.A.B.).

•	The creation of a Corporate Practices Committee, which was a new committee of CEMEX, S.A.B. de C.V.’s Board of Directors and which is comprised exclusively of independent directors.

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The elimination of the position of statutory examiner (comisario) and the assumption of its responsibilities by the Board of Directors through the Audit Committee and the then new Corporate Practices Committee, as well as through the external auditor who audits CEMEX, S.A.B. de C.V.’s financial statements, each within its professional role.

•	The express attribution of certain duties (such as the duty of loyalty and the duty of care) and liabilities on members of the Board of Directors as well as on certain senior executive officers.

•	The implementation of a mechanism for claims of a breach of a director’s or officer’s duties, to be brought by us or by holders of 5% or more of CEMEX, S.A.B. de C.V.’s shares.

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The Chief Executive Officer is now the person in charge of managing the company. Previously, this was the duty of the Board of Directors. The Board of Directors now supervises the Chief Executive Officer.

•	Shareholders are given the right to enter into certain agreements with other shareholders.

On March 20, 2014, CEMEX, S.A.B. de C.V. held an extraordinary shareholders’ meeting, at which its shareholders approved, among other items, the Board of Directors’ proposal to expand the corporate purpose of CEMEX, S.A.B. de C.V. so that, aside from being a holding company, CEMEX, S.A.B. de C.V. can undertake operating activities related to the production and commercialization of cement, ready-mix concrete and aggregates.

On March 26, 2015, CEMEX, S.A.B. de C.V. held an extraordinary shareholders’ meeting, at which its shareholders approved, among other items, changes to the By-Laws, incorporating additional provisions and removing some restrictions. The changes, among other items, are the following: extend CEMEX, S.A.B. de C.V.’s corporate existence for an indefinite period of time; adopt the electronic system established by the Ministry of Economy (Secretaría de Economía) for the publication of notices and other legal matters; remove a redundancy in minority rights; adopt additional considerations that CEMEX, S.A.B. de C.V.’s Board of Directors shall consider in order to authorize purchases of 2% or more of shares; adopt provisions to improve corporate governance with respect to the presidency at shareholders’ meetings and corporate bodies; separation of roles of chairman of the board and Chief Executive Officer; include the possibility of electing an alternate secretary of the Board of Directors; authorization to formalize CEMEX, S.A.B. de C.V.’s restated By-Laws; and authorization to exchange the share certificates that represent CEMEX, S.A.B. de C.V.’s then outstanding capital stock.

On March 28, 2019, CEMEX, S.A.B. de C.V. held an extraordinary shareholders’ meeting, at which its shareholders approved, among other items, changes to articles 2 and 28 of the By-Laws, incorporating additional provisions and removing some restrictions. The changes, among other items, are the following: broadening CEMEX, S.A.B. de C.V.’s corporate purpose, which would permit CEMEX to transport goods; amending the provision regarding seaport related services for its marine terminals; the manufacture and commercialization of cement bags, etc.; and clarifying that CEMEX, S.A.B. de C.V.’s Relevant Executives (as defined under the laws of Mexico) are entitled to indemnification and liability protection only for liability arising from the lack of diligence when acting in good faith and pursuant to our best interests.

On March 25, 2021, CEMEX, S.A.B. de C.V. held an extraordinary shareholders’ meeting, at which its shareholders approved changes to Article 2 of CEMEX, S.A.B. de C.V.’s by-laws to further broaden CEMEX, S.A.B. de C.V.’s corporate purpose. The changes, among other things, adjust our written corporate purpose in order to allow us to conduct certain activities, directly or indirectly through third parties, in line with our current needs and corporate vision.

On March 24, 2022, CEMEX, S.A.B. de C.V. held an extraordinary shareholders’ meeting, at which its shareholders approved changes to Article 2 of CEMEX, S.A.B. de C.V.’s by-laws to detail CEMEX, S.A.B. de C.V.’s corporate purpose so that it will list only those activities it currently carries out; and cease contemplating those activities it does not perform or that are already included in another part of the by-laws.

Changes in Capital Stock and Preemptive Rights

Subject to certain exceptions discussed below, the By-Laws allow for a decrease or increase in its capital stock if it is approved by its shareholders at a shareholders’ meeting. Additional shares of CEMEX, S.A.B. de C.V.’s capital stock, having no voting rights or limited voting rights, are authorized by the By-Laws and may be issued upon the approval of its shareholders at a shareholders’ meeting, with the prior approval of the Mexican securities authority. The By-Laws provide that, subject to certain exceptions, shareholders have preemptive rights with respect to the class and in proportion to the number of shares of our capital stock they hold, in connection with any capital increase in the number of outstanding Series A shares, Series B shares or any other existing series of shares, as the case may be. Subject to certain requirements: (i) under article 53 of the Mexican Securities Market Law, this preemptive right to subscribe is not applicable to increases of CEMEX, S.A.B. de C.V.’s capital through public offers and (ii) under article 210-bis of the General Law of Negotiable Instruments and Credit Operations (Ley General de Títulos y Operaciones de Crédito), this preemptive right to subscribe is not applicable when issuing shares under convertible notes. Preemptive rights give shareholders the right, upon any issuance of shares by us, to purchase a sufficient number of shares to maintain their existing ownership percentages. Preemptive rights must be exercised within the period and under the conditions established for that purpose by the shareholders, and the By-Laws and applicable law provide that this period must be 15 days following the publication of the notice of the capital increase through the electronic system established by the Ministry of Economy (Secretaría de Economía) or, in its absence, in the Official Gazette of the State of Nuevo León (Periódico Oficial del Estado de Nuevo León) or in any major newspaper published and distributed in the city of Monterrey, Nuevo León, México.

Holders of ADSs that are U.S. persons or are located in the U.S. may be restricted in their ability to participate in the exercise of such preemptive rights.

Pursuant to the By-Laws, significant acquisitions of shares of CEMEX, S.A.B. de C.V.’s capital stock and changes of control of CEMEX, S.A.B. de C.V. require prior approval from CEMEX, S.A.B. de C.V.’s Board of Directors. CEMEX, S.A.B. de C.V.’s Board of Directors must authorize in advance any transfer of, or creation of any encumbrance or lien on, voting shares of CEMEX, S.A.B. de C.V.’s capital stock that would result in any person or group becoming a holder of 2% or more of CEMEX, S.A.B. de C.V.’s shares. CEMEX, S.A.B. de C.V.’s Board of Directors shall consider the following when determining whether to authorize such transfer of voting shares: a) the type of investors involved; b) if stock prices may be affected or if the number of CEMEX, S.A.B. de C.V.’s shares outstanding would be reduced in such way that marketability may be affected; c) whether the acquisition would result in the potential acquirer exercising a significant influence or being able to obtain control; d) whether all applicable rules and the By-Laws have been observed by the potential acquirer; e) whether the potential acquirers are our competitors or are persons or legal entities participating in companies, entities or persons that are or competitors and whether there is a risk of affecting market competition, or the potential acquirers could have access to confidential and privileged information; f) the morality and economic solvency of the potential acquirers; g) the protection of minority rights and the rights of our employees; and h) whether an adequate base of investors would be maintained. If CEMEX, S.A.B. de C.V.’s Board of Directors denies the authorization, or the transfer had been authorized on the basis of false or incorrect information or information had been withheld or the requirements established in the By-Laws are not complied with, the persons involved in the transfer shall not be entitled to exercise the voting rights corresponding to the transferred shares, such shares shall not be taken into account for the determination of the quorums of attendance and voting at shareholders’ meetings and the transfers shall not be recorded or have any effect in our share registry and the registry undertaken by S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), the Mexican securities depositary.

Any acquisition of shares of CEMEX, S.A.B. de C.V.’s capital stock representing 30% or more of its capital stock by a person or group of persons requires prior approval from CEMEX, S.A.B. de C.V.’s Board of Directors and, in the event approval is granted, the acquirer has an obligation to make a public offer to purchase all of the outstanding shares of CEMEX, S.A.B. de C.V.’s capital stock.

In the event the requirements for significant acquisitions of shares of CEMEX, S.A.B. de C.V.’s capital stock are not met, the persons acquiring such shares will not be entitled to any corporate rights with respect to such shares, such shares will not be taken into account for purposes of determining a quorum for shareholders’ meetings, CEMEX, S.A.B. de C.V. will not record such persons as holders of such shares in its share registry and the registry undertaken by Indeval shall not have any effect. The By-Laws require the stock certificates representing shares of its capital stock to make reference to the provisions in the By-Laws relating to the prior approval of the CEMEX, S.A.B. de C.V. Board of Directors for significant share transfers and the requirements for recording share transfers in its share registry. In addition, shareholders are responsible for informing CEMEX, S.A.B. de C.V. within five business days whenever their shareholdings exceed 5%, 10%, 15%, 20%, 25% and 30% of CEMEX, S.A.B. de C.V.’s capital stock. If a person acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act) of 20% or more in voting power of the outstanding voting stock of CEMEX, S.A.B. de C.V., a change of control will be deemed to have occurred under the Credit Agreements and other debt agreements of CEMEX.

CEMEX, S.A.B. de C.V. is required to maintain a share registry to record the names, nationalities and domiciles of all significant shareholders, and any shareholder that meets or exceeds these thresholds must be recorded in this registry if such shareholder is to be recognized or represented at any shareholders’ meeting. If a shareholder fails to inform CEMEX, S.A.B. de C.V. of its shareholdings reaching a threshold as described above, we will not record the transactions that cause such threshold to be met or exceeded in CEMEX, S.A.B. de C.V.’s share registry, and such transaction will have no legal effect and will not be binding on us.

The By-Laws also require that its shareholders comply with legal provisions regarding acquisitions of securities and certain shareholders’ agreements that require disclosure to the public.

Repurchase Obligation

In accordance with Mexican securities regulations, CEMEX, S.A.B. de C.V. is obligated to make a public offer for the purchase of stock to its shareholders if CEMEX, S.A.B. de C.V.’s registration with the Mexican securities registry is canceled, either by resolution of its shareholders or by an order of the Mexican securities authority. The minimum price at which we must purchase the stock is the higher of:

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the weighted average price per share based on the weighted average trading price of CEMEX, S.A.B. de C.V.’s CPOs on the MSE during the latest period of 30 trading days preceding the date of the offer, for a period not to exceed six months; or

•	the book value per share, as reflected in the last quarterly report filed with the Mexican securities authority and the MSE before the date of the offer.

CEMEX, S.A.B. de C.V.’s Board of Directors shall prepare and disclose to the public through the MSE, within ten business days after the day the public offer begins, and after consulting the Corporate Practices and Finance Committee, its opinion regarding the price of the offer and any conflicts of interests that each of its members may have regarding such offer. This opinion may be accompanied by an additional opinion issued by an independent expert that we may hire.

Following the cancelation of CEMEX, S.A.B. de C.V.’s registration with the Mexican securities registry, it must place in a trust set up for that purpose for a six-month period an amount equal to that required to purchase the remaining shares held by investors who did not participate in the offer.

Shareholders’ Meetings and Voting Rights

Shareholders’ meetings may be called by:

•	CEMEX, S.A.B. de C.V.’s Board of Directors or the Corporate Practices and Finance Committee and Audit Committee;

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shareholders representing at least 10% of outstanding and fully paid shares, by making a request to the chairman of CEMEX, S.A.B. de C.V.’s Board of Directors or CEMEX, S.A.B. de C.V.’s Corporate Practices and Finance Committee and Audit Committee;

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any shareholder (i) if no meeting has been held for two consecutive years or when the matters referred to in Article 181 of the Mexican corporations law have not been dealt with or (ii) when, for any reason, the required quorum for valid sessions of the Corporate Practices and Finance Committee and Audit Committee was not reached and the Board of Directors failed to make the appropriate provisional appointments; or

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a Mexican court of competent jurisdiction, in the event CEMEX, S.A.B. de C.V.’s Board of Directors or the Corporate Practices and Finance Committee and Audit Committee do not comply with the valid shareholders’ request described above.

Notice of shareholders’ meetings must be published through the electronic system established by the Ministry of Economy (Secretaría de Economía) or, in its absence, in the Official Gazette of the State of Nuevo León (Periódico Oficial del Estado de Nuevo León), Mexico or in any major newspaper published and distributed in the city of Monterrey, Nuevo León, Mexico. The notice must be published at least 15 days prior to the date of any shareholders’ meeting. Consistent with Mexican law, the By-Laws further require that all information and documents relating to the shareholders’ meeting be available to shareholders from the date the notice of the meeting is published.

General shareholders’ meetings can be ordinary or extraordinary. At every general shareholders’ meeting, each qualified holder of Series A shares and Series B shares is entitled to one vote per share. Shareholders may vote by proxy duly appointed in writing. Under the CPO trust agreement, holders of CPOs who are not Mexican nationals cannot exercise voting rights corresponding to the Series A shares represented by their CPOs, in which case the CPO trustee (as defined below) will vote the underlying Series A shares in the same manner as the holders of the majority of the voting shares.

An annual general ordinary shareholders’ meeting must be held during the first four months after the end of each of CEMEX, S.A.B. de C.V.’s fiscal year to consider the approval of a report of its Board of Directors regarding CEMEX, S.A.B. de C.V.’s performance and its financial statements for the preceding fiscal year and to determine the allocation of profits from the preceding year. In addition, CEMEX, S.A.B. de C.V.’s annual general ordinary shareholders’ meeting must:

•	review the annual reports of CEMEX, S.A.B. de C.V.’ Corporate Practices and Finance Committee and Audit Committee, its Chief Executive Officer and its Board of Directors;

•	elect, remove, or substitute the members of CEMEX, S.A.B. de C.V.’s Board of Directors, which are voted on an individual basis;

•	determine the level of independence of the members of CEMEX, S.A.B. de C.V.’s Board of Directors;

•	elect or remove the chairman of CEMEX, S.A.B. de C.V.’s Corporate Practices and Finance and the Audit Committees;

•	approve any transaction that represents 20% or more of CEMEX, S.A.B. de C.V. consolidated assets; and

•	resolve any issues not reserved for extraordinary shareholders’ meetings.

A general extraordinary shareholders’ meeting may be called at any time to deal with any of the matters specified by Article 182 of the Mexican corporations law, which include, among other things:

•	extending CEMEX, S.A.B. de C.V.’s corporate existence;

•	CEMEX, S.A.B. de C.V.’s voluntary dissolution;

•	increasing or reducing CEMEX, S.A.B. de C.V.’s fixed capital stock;

•	changing CEMEX, S.A.B. de C.V.’s corporate purpose;

•	changing CEMEX, S.A.B. de C.V.’s country of incorporation;

•	changing CEMEX, S.A.B. de C.V.’s form of organization;

•	a proposed merger;

•	issuing preferred shares;

•	redeeming CEMEX, S.A.B. de C.V.’s own shares;

•	any amendment to the By-Laws; and

•	issuing bonds to be registered in the Mexican National Securities Registry

•	any other matter for which a special quorum is required by law or by the By-Laws.

In order to vote at a meeting of shareholders, shareholders must (i) appear on the list that Indeval and Indeval participants holding shares on behalf of the shareholders prepare prior to the meeting, or (ii) prior to the meeting, deposit the certificates representing their shares at CEMEX, S.A.B. de C.V.’s offices or in a Mexican credit institution or brokerage house that operates in accordance with applicable laws in Mexico. The certificate of deposit with respect to the share certificates must be presented to CEMEX, S.A.B. de C.V.’s company secretary at least 48 hours before a meeting of shareholders. CEMEX, S.A.B. de C.V.’s company secretary verifies that the person in whose favor any certificate of deposit was issued is named in CEMEX, S.A.B. de C.V.’s share registry and issues an admission pass authorizing that person’s attendance at the meeting of shareholders.

The By-Laws provide that a shareholder may only be represented by proxy in a shareholders’ meeting with a duly completed form provided by CEMEX, S.A.B. de C.V. authorizing the proxy’s presence. In addition, the By-Laws require that the secretary acting at the shareholders’ meeting publicly affirm the compliance by all proxies with this requirement. A shareholders’ resolution is required to take action on any matter presented at a shareholders’ meeting.

At an ordinary shareholders’ meeting, the affirmative vote of the holders of a majority of the shares present at the meeting is required to adopt a shareholders’ resolution. At an extraordinary meeting of shareholders, the affirmative vote of at least 50% of the capital stock is required to adopt a shareholders’ resolution, except that when amending Article 7 (with respect to measures limiting shareholding ownership), Article 10 (relating to the register of shares and significant participations) or Article 22 (specifying the impediments to being appointed a member of CEMEX, S.A.B. de C.V.’s Board of Directors) of the By-Laws, the affirmative vote of at least 75% of the voting stock is required.

The attendance quorum for a general ordinary shareholders’ meeting upon the first call is 50% of CEMEX, S.A.B. de C.V.’s outstanding and fully paid shares and, for the second call, is any number of CEMEX, S.A.B. de C.V.’s outstanding and fully paid shares. If the quorum is not met upon the first call, a subsequent meeting may be called and the quorum for the second ordinary shareholders’ meeting is any number of CEMEX, S.A.B. de C.V.’s outstanding and fully paid shares represented at the meeting. The attendance quorum for the extraordinary shareholders’ meeting upon the first call is 75% of CEMEX, S.A.B. de C.V.’s outstanding and fully paid shares and, upon the second and subsequent calls, is 50% of CEMEX, S.A.B. de C.V.’s outstanding and fully paid shares.

Rights of Minority Shareholders

At CEMEX, S.A.B. de C.V.’s annual general ordinary shareholders’ meeting, any shareholder or group of shareholders representing 10% or more of its voting stock has the right to appoint or remove one member of CEMEX, S.A.B. de C.V.’s Board of Directors, in addition to the directors appointed by the majority. Such appointment may only be revoked by other shareholders when the appointment of all other directors is also revoked. The By-Laws provide that holders of at least 10% of its outstanding capital stock are entitled to demand the postponement of the voting on any resolution of which they deem they have not been sufficiently informed.

Under Mexican law, holders of at least 20% of CEMEX, S.A.B. de C.V.’s outstanding capital stock are entitled to vote on a particular matter they oppose on any resolution at a shareholders’ meeting by filing a petition with a court of law for a court order to suspend the resolution temporarily within 15 days after the adjournment of the meeting at which that action was taken and showing that the challenged action violates Mexican law or the By-Laws, provided the opposing shareholders deliver a bond to the court to secure payment of any damages that we suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholders. Relief under these provisions is only available to holders who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action and whose shares were not represented when the action was taken or, if represented, voted against it.

Under Mexican law, an action for civil liabilities against directors may be initiated by a shareholders’ resolution for violation of their duty of loyalty to shareholders. In the event shareholders decide to bring an action of this type, the persons against whom that action is brought will immediately cease to be directors. Additionally, shareholders representing not less than 33% of the outstanding shares may directly exercise that action against the directors; provided that:

•	those shareholders shall not have voted against exercising such action at the relevant shareholders’ meeting; and

•	the claim covers all of the damage alleged to have been caused to us and not merely the damage suffered by the plaintiffs.

Under the By-Laws, shareholders representing 5% or more of its outstanding capital stock may initiate actions exclusively on behalf of CEMEX, S.A.B. de C.V. against members of its Board of Directors, its Corporate Practices and Finance Committee and Audit Committee, its Chief Executive Officer, or any relevant executives, for breach of their duty of care or duty of loyalty to shareholders or for committing illicit acts or activities. The only requirement is that the claim covers all of the damage alleged to have been caused to us or any entities on which we have a significant influence and not merely the damage suffered by the plaintiffs. Actions initiated on these grounds have a five-year statute of limitations from the day of the act or action that caused the damage.

Any recovery of damages with respect to these actions will be for CEMEX, S.A.B. de C.V.’s benefit and not that of the shareholders bringing the action.

Registration and Transfer

CEMEX, S.A.B. de C.V.’s common stock is evidenced by share certificates in registered form with registered dividend coupons attached. Shareholders who have not deposited their shares into the CPO trust may hold their shares in the form of physical certificates or through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks and other entities approved by the Mexican securities authority. CEMEX, S.A.B. de C.V. maintains a stock registry, and, in accordance with Mexican Law, only those holders listed in CEMEX, S.A.B. de C.V.’s stock registry and those holding certificates issued by Indeval and by Indeval participants indicating ownership are recognized as CEMEX, S.A.B. de C.V. shareholders.

Pursuant to Mexican law, any transfer of shares must be registered in CEMEX, S.A.B. de C.V.’s stock registry, if effected physically, or through book entries that may be tracked back from CEMEX, S.A.B. de C.V.’s stock registry to the records of Indeval.

Redemption

CEMEX, S.A.B. de C.V.’s capital stock is subject to redemption upon approval of our shareholders at an extraordinary shareholders’ meeting.

Share Repurchases

If approved by CEMEX, S.A.B. de C.V.’s shareholders at a general shareholders’ meeting, we may purchase CEMEX, S.A.B. de C.V.’s outstanding shares. The economic and voting rights corresponding to repurchased shares cannot be exercised during the period the shares are owned by us and the shares will be deemed outstanding for purposes of calculating any quorum or vote at any shareholders’ meeting. We may also repurchase our equity securities on the MSE at the then prevailing market prices in accordance with Mexican securities law. If we intend to repurchase shares representing more than 1% of CEMEX, S.A.B. de C.V.’s outstanding shares at a single trading session, we must inform the public of such intention at least ten minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of CEMEX, S.A.B. de C.V.’s outstanding shares during a period of 20 trading days, we are required to conduct a public tender offer for such shares. We must conduct share repurchases as per the framework authorized by CEMEX, S.A.B. de C.V.’s Board of Directors and through the person or persons approved by CEMEX, S.A.B. de C.V.’s Board of Directors, through a single broker dealer during the relevant trading session and without submitting bids during the first and the last 30 minutes of each trading session. We must inform the MSE of the results of any share repurchase no later than the business day following any such share repurchase.

Directors’ and Shareholders’ Conflict of Interest

Under Mexican law, any shareholder who has a conflict of interest with CEMEX, S.A.B. de C.V. with respect to any transaction is obligated to disclose such conflict and is prohibited from voting on that transaction. A shareholder who violates this prohibition may be liable for damages if the relevant transaction would not have been approved without that shareholder’s vote.

Under Mexican law, any director who has a conflict of interest with CEMEX, S.A.B. de C.V. in any transaction must disclose that fact to the other directors and is prohibited from participating and being present during the deliberations and voting on that transaction. A director who violates this prohibition will be liable for damages and lost profits. Additionally, CEMEX, S.A.B. de C.V.’s directors may not represent shareholders in our shareholders’ meetings.

Withdrawal Rights

Whenever CEMEX, S.A.B. de C.V.’s shareholders approve a change of corporate purpose, change of nationality or transformation from one form of corporate organization to another, Mexican law provides that any shareholder entitled to vote on that change who has voted against it may withdraw from CEMEX, S.A.B. de C.V. and receive an amount equal to the book value (in accordance with the latest statement of financial position approved by the annual general ordinary shareholders’ meeting) attributable to such shareholder’s shares, provided that such shareholder exercises that right within 15 days following the meeting at which the change was approved.

Dividends

At each annual general ordinary shareholders’ meeting, CEMEX, S.A.B. de C.V.’s Board of Directors submits, for approval by its shareholders, its financial statements together with a report on them prepared by its Board of Directors and the statutory auditors. CEMEX, S.A.B. de C.V.’s shareholders, once they have approved the financial statements, determine the allocation of our net income, after provision for income taxes, legal reserve and statutory employee profit sharing payments, for the preceding year. All shares of CEMEX, S.A.B. de C.V.’s capital stock outstanding at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution.

Liquidation Rights

In the event CEMEX, S.A.B. de C.V. is liquidated, the surplus assets remaining after payment of all its creditors will be divided among CEMEX, S.A.B. de C.V.’s shareholders in proportion to the respective shares held by them. The liquidator may, with the approval of CEMEX, S.A.B. de C.V.’s shareholders, distribute the surplus assets in kind among CEMEX, S.A.B. de C.V.’s shareholders, sell the surplus assets and divide the proceeds among CEMEX, S.A.B. de C.V.’s shareholders or put the surplus assets to any other uses agreed to by a majority of CEMEX, S.A.B. de C.V.’s shareholders voting at an extraordinary shareholders’ meeting.

Description of CPOs

The following description of our CPOs is a summary of the material terms of our CPOs. Because it is a summary, it does not describe every aspect of our CPOs and may not contain all of the information that is important to you. For more information, please see the Bylaws, an English translation of which has been filed as an exhibit to our annual report on Form 20-F of which this exhibit is a part. References to provisions of the By-Laws are qualified in their entirety by reference to the full By-Laws.

General

Our CPOs are issued under the terms of a CPO trust agreement. The CPOs and the CPO trust agreement are governed by Mexican law. The CPO trust agreement established a master trust that, among other things, enables non-Mexican investors to acquire CPOs representing financial interests in our common stock, of which the Series A shares may otherwise be acquired directly only by Mexican investors. CPOs, which are negotiable instruments under Mexican law, are issued by Banco Nacional de México, S.A., which is the trustee of the CPO trust (the “CPO trustee”) pursuant to the terms of the CPO trust agreement. As of December 31, 2022, a total of 29,457,941,452 Series A shares and 14,728,970,726 Series B shares outstanding were held by the CPO trust. Each CPO represents two Series A shares and one Series B share. A portion of the CPOs is represented by ADSs.

Transfer and Withdrawal of CPOs

Under the terms of the CPO trust agreement, the CPO trustee may accept Series A shares and Series B shares against the issuance and release of CPOs. Each CPO represents two Series A shares and one Series B share. All Series A shares and Series B shares underlying the CPOs are held in trust by the CPO trustee in accordance with the terms and conditions of the CPO trust agreement. Those shares are registered in the name of the CPO trustee. The CPO trust operates through Indeval, the central depository for participants trading on the Mexican Securities Exchange, which maintains ownership records of the CPOs in book-entry form.

The CPO trustee will deliver CPOs in respect of the shares as described above. All CPOs are evidenced by a single certificate, the global CPO. CPOs are issued to and deposited in accounts maintained by the purchasers at Indeval. Ownership of CPOs deposited with Indeval is shown on, and transfer of the ownership of CPOs is effected through, records maintained by Indeval and Indeval participants. Holders of CPOs are not entitled to receive physical certificates evidencing their CPOs but may request certificates issued by Indeval and the relevant Indeval participants indicating ownership of CPOs. Holders of CPOs, including Mexican nationals, are not entitled to withdraw the Series A shares or Series B shares that are held in the CPO trust.

Dividends, Other Distributions and Rights

Holders of CPOs are entitled to receive the economic benefits to which they would be entitled if they were the holders of the Series A shares and Series B shares underlying those CPOs at the time that we declare and pay dividends or make distributions to holders of Series A shares and Series B shares. The CPO trustee will distribute cash dividends and other cash distributions received by it in respect of the Series A shares and Series B shares held in the CPO trust to the holders of CPOs in proportion to their respective holdings, in each case in the same currency in which they were received. The CPO trustee will distribute those cash dividends and other cash distributions through Indeval as custodian of the CPOs. Dividends paid with respect to CPOs deposited with Indeval will be distributed to the holders on the business day following the date on which the funds are received by Indeval.

If we pay a dividend in shares of our stock, those shares will be distributed to the CPO trustee who will hold those shares in the CPO trust for the benefit of CPO holders entitled thereto, and the CPO trustee, if the shares so received constitute units identical to the unit of securities then represented by a CPO, will distribute to the holders of outstanding CPOs, in proportion to their holdings, additional CPOs representing economic interests in the total number of shares received by the CPO trustee as that dividend. If the shares of stock so received do not constitute units of securities identical to the unit of securities then represented by a CPO, the CPO trustee will cause the securities received to be delivered to the CPO holders entitled thereto and as permitted under applicable law.

If we offer the holders of Series A shares and Series B shares the right to subscribe for additional Series A shares or Series B shares, the CPO trustee, subject to applicable laws, will offer to each holder of CPOs the right to instruct the CPO trustee to subscribe for that holder’s proportionate share of those additional Series A shares or Series B shares, subject to that holder’s providing the CPO trustee with the funds necessary to subscribe for those additional shares. The CPO trustee will offer those rights to a CPO holder only if that offer is legal and valid under the provisions of the laws of the country of residence of that CPO holder. Neither we nor the CPO trustee is obligated to register those rights, the CPOs or the underlying shares under the Securities Act. If CPO trust holders are offered those rights and if CPO holders provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be held in the CPO trust for the benefit of the subscribing holders, and if the shares so received constitute units identical to the unit of securities then represented by a CPO it will deliver additional CPOs representing those underlying shares to the applicable CPO holders.

Changes Affecting Underlying Shares

If as a result of a redemption of our common stock any underlying shares held in the CPO trust are called for redemption, the CPO trustee will proceed in accordance with the resolutions adopted by shareholders at the meeting of shareholders that authorizes the redemption and repurchase of the corresponding CPOs. See “—Description of Common Stock—Redemption.”

Voting of Series A Shares

Mexican holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the Series A shares underlying their CPOs.

Under the CPO trust agreement, holders of CPOs who are not Mexican nationals cannot exercise voting rights with respect to the Series A shares represented by their CPOs. At our shareholders’ meetings the Series A shares of non-Mexican holders held in the CPO trust will be voted by the CPO trustee in the same manner as the votes cast by the majority of Mexican holders of Series A shares and holders of Series B shares voting at the meeting. The nationality of a holder of CPOs is established by reference to the information contained in the CPO registry book of the CPO trust. A Mexican national constitutes either:

•	an individual of Mexican nationality; or

•	a Mexican corporation whose articles of association exclude foreign investors from owning or controlling, either directly or indirectly, a majority of its capital stock.

CPOs represented by ADSs will be deemed owned by non-Mexican nationals.

The CPO trustee shall attend our shareholders’ meetings to represent and vote the Series A shares underlying the CPOs held by Mexicans for which no instructions were received from the holders of those CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the Series A shares underlying the CPOs.

Voting of Series B Shares

All holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the Series B shares underlying their CPOs. The CPO trustee shall attend our shareholders’ meetings to represent and vote the Series B shares underlying the CPOs for which no instructions were received from the holders of the CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the Series B shares underlying the CPOs.

Voting at CPO Holders’ Meetings

Whenever we call a meeting of holders of CPOs, Mexican and non-Mexican holders of CPOs, whether they hold their CPOs directly or in the form of ADSs, will have the right to give instructions to vote the CPOs at the meeting.

The following table sets forth the method of voting for each security contained in a CPO:

Securities Contained in a CPO	Method for Voting

Series A shares represented by CPOs held by non-Mexican nationals (all CPOs represented by ADSs are deemed held by non-Mexican persons).	CPO trustee will vote the Series A shares in accordance with the majority of all Series A shares held by Mexican nationals and Series B shares voted at the meeting.

Series A shares represented by CPOs held by Mexican nationals:

• If the CPO holder timely instructs the trustee as to voting.

• If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person.	CPO holder may attend the shareholders’ meeting and vote the Series A shares in person.

• If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person.	CPO trustee will vote the Series A shares in cooperation with the technical committee.

Series B shares represented by CPOs, whether held by Mexican or non-Mexican persons:

• If the CPO holder timely instructs the CPO trustee as to voting.CPO trustee will vote the Series B shares in accordance with the CPO	CPO trustee will vote the Series B shares in accordance with the CPO holder’s instructions.

• If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person.	CPO holder may attend the shareholders’ meeting and vote the Series B shares in person.

• If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person.	CPO trustee will vote the Series B shares in cooperation with the technical committee.

Administration of the CPO Trust

Under the terms of the CPO trust agreement, the CPO trust is managed by the CPO trustee under the direction of a technical committee, which must consist of at least three members. Substitute members may also be appointed, who may substitute for any of the members. Technical committee meetings may also be attended by the CPO trustee, by the CPO common representative and by our statutory auditors, who may participate in any debate but may not vote. Resolutions adopted by the technical committee are required to be approved by a majority of the members of the technical committee present at the respective meeting; provided, however, that at least the chairman and two other members of the technical committee must be present at a meeting in order validly to adopt resolutions. The technical committee has the authority to instruct the CPO trustee to increase the maximum number of additional CPOs which may be issued and delivered for the purposes contemplated under the CPO trust agreement.

Termination of the CPO Trust and Establishment of Successor Trust

The CPO trust term is 30 years from the date of execution, expiring on September 6, 2029. Upon termination, the trustee and the common representative of the CPO holders shall constitute a successor CPO trust with the same terms and conditions set forth in the CPO trust agreement, other than the provisions pertaining to the exchange of CPOs for successor trust CPOs. We refer to that successor CPO trust as the successor trust. Upon termination of the CPO trust, which we call the “conversion date,” investors holding CPOs, subject to the provisions of the By-Laws, will receive in exchange for their CPOs, the successor trust CPOs issued by the successor trustee. Each successor trust CPO will represent the economic interests in two Series A shares and one Series B share.

The CPO trust cannot be terminated if any dividends or other distributions previously received by the CPO trustee remain unpaid to any CPO holder.

Upon termination of the CPO trust, any transfer of Series A shares or Series B shares which would result in any person or group of persons acting in concert becoming a holder of 2% or more of our voting shares will be subject, as provided in the By-Laws, to prior approval of CEMEX, S.A.B. de C.V.’s Board of Directors. See “—Description of Common Stock—Changes in Capital Stock and Preemptive Rights.”

We will be obligated to pay any cost or expense incurred in connection with the transfer of the shares from the CPO trust to the successor trust and the exchange of CPOs for successor trust CPOs.

Charges of the CPO Trustee and Indeval

Under the CPO trust agreement, we will be obligated to pay the fees of the CPO trustee for the administration of the CPO trust and the fees of Indeval as depository.

Description of ADSs

The following description of our ADSs is a summary of the material terms of our ADSs. Because it is a summary, it does not describe every aspect of our ADSs and may not contain all of the information that is important to you. For more information, please see the Bylaws and the ADS deposit agreement (as defined below), each of which has been filed as an exhibit to our annual report on Form 20-F of which this exhibit is a part. References to provisions of the By-Laws or the ADS deposit agreement are qualified in their entirety by reference to the full By-Laws or the ADS deposit agreement, as applicable.

General

Each ADS represents ten CPOs. Holders of ADSs will, on and after the conversion date, have the right to receive ten successor trust CPOs for every ADS held. The CPOs and successor trust CPOs eligible for deposit with the custodian are sometimes known as “eligible securities,” and the eligible securities once deposited with the custodian are sometimes known as “deposited securities” against which the ADS depositary issues the ADSs. Please note that an ADS also represents any other property received by the ADS depositary or the custodian on behalf of the owner of the ADS but not distributed to that owner because of legal or practical restrictions. The ADSs are issuable in registered form by the depositary pursuant to the ADS deposit agreement. As of December 31, 2022, we had 494 ADS holders of record, holding 538,983,750 ADRs (as defined below), representing 5,389,837,500CPOs, or approximately 36.63% of CEMEX, S.A.B. de C.V.’s outstanding capital stock as of such date.

The ADS deposit agreement, as amended (the “ADS deposit agreement”), and the related ADRs contain our rights and obligations as well as your rights and obligations and those of the depositary. The ADS deposit agreement is governed by New York law. Each of CEMEX and the depositary has agreed that federal and state courts in the City of New York will have non-exclusive jurisdiction over any actions, proceedings or disputes that arise out of or in connection with the ADS deposit agreement and submits to that jurisdiction. However, our obligations to the holders of deposited securities will continue to be governed by the laws of Mexico, which may be very different from the laws in the United States.

We have appointed Citibank, N.A. as ADS depositary pursuant to the ADS deposit agreement. Citibank’s depositary offices are located at 390 Greenwich Street, 4th Floor, New York, New York 10013. The ADSs represent ownership interests in securities that are on deposit with the depositary. The depositary typically appoints a custodian to safekeep the securities on deposit. Citibank has appointed Banco Nacional de México, S.A., División Fiduciaria as custodian for the deposited securities represented by the ADSs. ADSs may be represented by certificates that are commonly known as American Depositary Receipts (the “ADRs”).

Registration and Transfer

If you become an owner of ADSs, you may hold your ADSs in the form of an ADR certificate registered in your name, through a brokerage or safekeeping account or through an account established by the ADS depositary in your name reflecting registration of uncertificated ADSs directly on the books of the ADS depositary (commonly referred to as the “direct registration system” or “DR System”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the ADS depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the ADS depositary to the holders of ADSs. The direct registration system includes automated transfers between the ADS depositary and The Depositary Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or custodian to assert your rights as an ADS owner. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as “holder.”

Dividends and distributions

If you become a holder of ADSs, you will usually have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal restrictions. Holders will receive distributions they are entitled to receive under the terms of the ADS deposit agreement in proportion to the number of ADSs they hold as of a specified record date.

Distributions of cash

Whenever we make a cash distribution payment for the securities on deposit with the custodian and the ADS depositary receives confirmation of our deposit of the distribution, the ADS depositary will convert the cash distribution into Dollars and distribute the proceeds of the conversion to the holders, so long as the conversion is reasonable and the Dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The ADS depositary will distribute the proceeds of the sale of any property held by the custodian in respect of the securities on deposit in the same manner.

Distributions of eligible securities

Whenever we make a free distribution of eligible securities for the securities on deposit with the custodian, we will cause the eligible securities to be deposited with the custodian. When the ADS depositary receives confirmation of such deposit with the custodian, the ADS depositary will either distribute to holders new ADSs representing the eligible securities deposited or modify the ADS-to-deposited securities ratio, in which case each ADS you hold will represent rights and interests in the additional eligible securities so deposited. The ADS depositary will distribute only whole numbers of ADSs. The ADS depositary will sell any remaining fractional entitlements and distribute the proceeds of that sale as in the case of a cash distribution.

The distribution of the new ADSs or the modification of the ADS-to-deposited securities ratio upon distribution of eligible securities will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the eligible securities so distributed.

The ADS depositary will not make a distribution of ADSs if the distribution would engender a breach of law. If the ADS depositary does not distribute ADSs as described above, it may sell the securities received and will distribute the proceeds of the sale as in the case of a cash distribution.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional eligible securities, we will give prior notice to the ADS depositary and will indicate whether we wish such rights to be made available to ADS holders. In such cases, we will assist the ADS depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders and, if so, provide the ADS depositary with the documentation required under the ADS deposit agreement.

If the above conditions are satisfied, the ADS depositary will establish procedures to distribute such rights and to enable holders to exercise those rights. Holders of ADSs will have to pay the subscription price and may have to pay fees, expenses, taxes and other governmental charges to subscribe for the ADSs when they exercise their rights. We cannot assure you that any holder of ADSs will be able to exercise rights on the same terms as holders of eligible securities or that any holder of ADSs will be able to exercise its rights at all. The ADS depositary has no obligation to provide you with the means to exercise rights to subscribe for new eligible securities rather than ADSs.

The ADS depositary will not distribute the rights to any holder of ADSs if:

•	we do not timely request that the rights be distributed to such holders or if we ask that the rights not be distributed to such holders;

•	we fail to deliver the required documents to the ADS depositary; or

•	it is not reasonably practicable to distribute the rights to such holders.

The ADS depositary will sell the rights that are not exercised or not distributed if such a sale is lawful and reasonably practicable. The proceeds of that sale will be distributed to holders as in the case of a distribution in cash. If the ADS depositary is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the elective distribution to be made available to holders of ADSs. In that case, we will assist the ADS depositary in determining whether that distribution is lawful and reasonably practicable.

The ADS depositary will make the election available to holders of ADSs only if it is reasonably practicable and if we have provided all the documentation contemplated in the ADS deposit agreement. In that case, the ADS depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a shareholder in Mexico would receive for failing to make an election, as more fully described in the ADS deposit agreement.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the ADS depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the ADS depositary will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the deposited securities being redeemed against payment of the applicable redemption price. The ADS depositary will convert the redemption funds received into Dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the ADS depositary. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the ADS depositary may determine.

Other distributions

Whenever we intend to distribute property other than cash, eligible securities or rights to purchase additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the distribution to be made to holders of ADSs. In that case, we will assist the ADS depositary in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to holders of ADSs and if we provide all the documentation required under the ADS depositary agreement, the ADS depositary shall distribute that property to the holders in a manner it deems practicable for accomplishing the distribution.

The distribution of the property will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the property.

The ADS depositary will not distribute the property to holders of ADSs and will sell the property if:

•	we do not request that the property be distributed to such holders or if we ask that the property not be distributed to such holders;

•	we do not deliver satisfactory documents to the ADS depositary; or

•	such distribution is not reasonably practicable.

The proceeds of any sale of the property will be distributed to holders as in the case of a cash distribution. If the ADS depositary is unable to sell the property, the ADS depositary may dispose of the property in any way it deems reasonably practicable under the circumstances.

Preemptive Rights

ADS holders may be unable to exercise preemptive rights granted to our shareholders, in which case ADS holders could be substantially diluted following future equity or equity-linked offerings. Under Mexican law, whenever we issue new shares for payment in cash or in kind, we are generally required to grant preemptive rights to our shareholders, except if the shares are issued in respect of a public offering or if the relevant shares underlie convertible securities. However, ADS holders may not be able to exercise these preemptive rights to acquire new shares unless both the rights and the new shares are registered in the United States or an exemption from registration is available. We cannot assure you that we would file a registration statement in the United States at the time of any rights offering.

Changes Affecting Deposited Securities

The deposited securities held on deposit in respect of ADSs may change from time to time as a result, for example, of a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of deposited securities or a recapitalization, reorganization, merger, consolidation or sale of our assets.

If any such change were to occur, ADSs will, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the deposited securities held on deposit. The ADS depositary may in such circumstances deliver additional ADSs to holders of ADSs or call for the exchange of ADSs for replacement ADSs. If the ADS depositary may not lawfully distribute such property to holders of ADSs, the ADS depositary shall use its best efforts to sell such property and distribute the net proceeds to such holders as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Eligible Securities

If permitted by applicable law, the ADS depositary will create ADSs if eligible securities are deposited with the custodian. The ADS depositary will deliver the ADSs representing the eligible securities deposited to the person indicated after payment of the applicable issuance fees and all charges and taxes payable for the transfer of the eligible securities to the custodian.

Please note that the issuance of ADSs in all cases, other than the distribution of the appreciation value, may be delayed until the ADS depositary or the custodian receives confirmation that all required approvals have been given and that the eligible securities have been duly transferred. The ADS depositary will only issue ADSs in whole numbers.

When a deposit of eligible securities is made, the depositor will be responsible for transferring good and valid title to the ADS depositary. In addition, the depositor will be deemed to represent and warrant that:

•	the eligible securities are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the eligible securities have been validly waived or exercised;

•	the depositor is duly authorized to deposit the eligible securities;

•

the eligible securities presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the ADS deposit agreement); and

•	the eligible securities presented for deposit have not been stripped of any rights or entitlements.

If any of these representations or warranties are false in any way, we and the ADS depositary may, at the depositor’s cost and expense, take any and all actions necessary to correct the consequences thereof.

Withdrawal of Deposited Securities Upon Cancellation of ADSs

A holder of ADSs is entitled to present its ADSs to the ADS depositary for cancellation and to receive delivery of the deposited securities represented by its ADSs from the custodian. In order to withdraw the deposited securities represented by such ADSs, the holder withdrawing ADSs will be required to pay the fees of the ADS depositary for cancellation of its ADSs and the charges and taxes payable for the transfer of the deposited securities being withdrawn. The holder withdrawing ADSs assumes the risk of delivery of all funds and securities upon withdrawal. Once cancelled, ADSs shall not have any rights under the ADS deposit agreement.

The ADS depositary may ask for proof of identity and the genuineness of signatures before canceling ADSs. The withdrawal of the deposited securities represented by ADSs may be delayed until the ADS depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Under Mexican law, a holder of ADSs is not entitled to withdraw the shares underlying CPOs. When ADSs are surrendered prior to the conversion date, the holder will be entitled to receive CPOs; after the conversion date, the holder will be entitled to receive successor trust CPOs. The ADS depositary will only accept ADSs for cancellation that represent a whole number of deposited securities.

A holder will have the right to withdraw the deposited securities represented by its ADSs at any time except for:

•

temporary delays that may arise because the transfer books for the shares, CPOs, successor trust CPOs or ADSs are closed, or the deposited securities are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or regulations applicable to ADSs or the withdrawal of the securities deposited.

Please note that the ADS deposit agreement may not be modified to impair withdrawal rights in respect of deposited securities represented by ADSs except to comply with mandatory provisions of law.

Voting Rights

A holder of ADSs generally has the right to instruct the ADS depositary to exercise the voting rights for the deposited securities represented by its ADSs. However, the By-Laws prohibit non-Mexican nationals from directly holding or voting Series A shares. A holder of ADSs is deemed to be a non-Mexican national and accordingly, has no right to instruct the ADS depositary to cause the CPO trustee to vote the Series A shares held in the CPO trust or the successor trust. Under the terms of the ADS depositary agreement, holders of ADSs may have the right to instruct the depositary to cause the CPO trustee to exercise the voting rights attributable to the Series B Shares held in the CPO trust. The voting rights of holders of deposited securities are described in “Description of CPOs—Voting of Series A shares” and “Description of CPOs—Voting of Series B shares” above.

At our request, the ADS depositary will coordinate with us the mailing to holders of ADSs of any notice of shareholders’ meeting together with information explaining how to instruct the depositary to exercise the voting rights, if any, pertaining to the deposited securities represented by ADSs. We will use our best efforts to deliver the notice of shareholders’ meeting to the ADS depositary 20 days prior to the date of the meeting. The ADS depositary will coordinate with us the mailing of the notice to ADS holders to coincide as closely as is reasonably practicable with the publication of the notice of shareholders’ meeting in Mexico.

Prior to the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights only in respect of the Series B shares held in the CPO trust. The terms of the CPO trust require the CPO trustee to vote the Series A shares held in the CPO trust in the same manner as the votes cast by the holders of the majority of all Series A shares held by Mexican nationals and Series B shares voted at the meeting.

On and after the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights in respect of the Series B shares in the successor trust. The terms of the successor trust are expected to require the successor trustee to vote the Series A shares held in the successor trust in substantially the same manner as Series A shares are voted under the CPO trust.

Whenever we call a meeting of holders of CPOs or successor trust CPOs, holders of ADSs have the right, as holders of ADSs representing CPOs or successor trust CPOs, to instruct the ADS depositary to vote the CPOs or successor trust CPOs according to their instructions.

If the ADS depositary timely receives an ADS holder’s voting instructions, it will endeavor to vote the deposited securities represented by ADSs for which holders of ADSs are entitled to give voting instructions according to those voting instructions or to cause the custodian to transmit to the CPO trustee the voting instructions received, as applicable.

If the ADS depositary does not receive voting instructions from a holder of ADSs in a timely manner, such holder will nevertheless be treated as having instructed the ADS depositary to give a proxy to a person we designate to vote the Series B shares underlying the CPOs represented by the ADSs in his/her discretion. The ADS depositary will not deliver the discretionary proxy if:

•	we do not provide the ADS depositary with the requisite materials pertaining to the meeting on a timely basis;

•	we request that the discretionary proxy not be given;

•	we do not deliver to the ADS depositary a satisfactory opinion of counsel providing legal comfort under Mexican laws on the subject of the discretionary proxy; or

•	we do not deliver a satisfactory representation and indemnity letter to the ADS depositary.

Please note that the ability of the ADS depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure holders of ADSs that they will receive voting materials in sufficient time to enable them to return voting instructions to the ADS depositary in a timely manner.

The ADS depositary or the custodian for the CPOs on deposit may represent the CPOs at any meeting of holders of CPOs even if no voting instructions have been received. The CPO trustee may represent the Series A shares and the Series B shares represented by the CPOs at any meeting of holders of Series A shares or Series B shares even if no voting instructions have been received. By so attending, the ADS depositary, the custodian or the CPO trustee, as applicable, may contribute to the establishment of a quorum at a meeting of holders of CPOs, Series A shares or Series B shares, as appropriate.

Fees and Charges

An ADS holder is required to pay the following service fees to the ADS depositary:

Service	Fees

Issuance of ADSs upon deposit of eligible securities	Up to 5¢ per ADS issued

Surrender of ADSs for cancellation and withdrawal of deposited securities	Up to 5¢ per ADS surrendered

Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued

Distribution of cash (i.e., upon sale of rights and other entitlements)	Up to 2¢ per ADS held

An ADS holder also is responsible to pay fees and expenses incurred by the ADS depositary and taxes and governmental charges including, but not limited to:

•	transfer and registration fees charged by the registrar and transfer agent for eligible and deposited securities, such as upon deposit of eligible securities and withdrawal of deposited securities;

•	expenses incurred for converting foreign currency into Dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	expenses incurred in connection with compliance with exchange control regulations and other applicable regulatory requirements;

•	fees and expenses incurred in connection with the delivery of deposited securities; and

•	taxes and duties upon the transfer of securities, such as when eligible securities are deposited or withdrawn from deposit.

We have agreed to pay some of the other charges and expenses of the ADS depositary. Note that the fees and charges that a holder of ADSs is required to pay may vary over time and may be changed by us and by the ADS depositary. ADS holders will receive notice of the changes. The fees described above may be amended from time to time.

Amendments and Termination

We may agree with the ADS depositary to modify or supplement the ADS deposit agreement at any time without the consent of ADS holders. We undertake to provide ADS holders with 30 days’ prior notice of any modifications or supplements that would materially prejudice the substantial rights of ADS holders under the ADS deposit agreement. We will not consider to be materially prejudicial to the substantial rights of ADS holders any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law, whether or not those modifications or supplements could be considered to be materially prejudicial to the substantial rights of ADS holders.

ADS holders will be bound by the modifications to the ADS deposit agreement if they continue to hold ADSs after the modifications to the ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent ADS holders from withdrawing the deposited securities represented by ADSs, except to comply with mandatory provisions of applicable law.

We have the right to direct the ADS depositary to terminate the ADS deposit agreement. Similarly, the ADS depositary may in some circumstances on its own initiative terminate the ADS deposit agreement. In either case, the ADS depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the ADS deposit agreement:

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For a period of 3 months after termination, ADS holders will be able to request the cancellation of their ADSs and the withdrawal of the deposited securities represented by their ADSs and the delivery of all other property held by the ADS depositary in respect of their deposited securities on the same terms as prior to the termination. During this three-month period, the ADS depositary will continue to collect all distributions received on the deposited securities, such as dividends, but will not distribute any such property to ADS holders until they request the cancellation of their ADSs.

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After the expiration of the three-month period, the ADS depositary may sell the deposited securities held on behalf of the remaining holders with the custodian. The ADS depositary will hold the proceeds from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the ADS depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of ADS Depositary

The ADS depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect those records at that office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

The ADS depositary will maintain facilities in New York to record and to process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations On Obligations and Liabilities

The ADS deposit agreement limits our obligations and liability and the ADS depositary’s obligations and liability to holders of ADSs. Please note the following:

•	We and the ADS depositary are only obligated to take the actions specifically stated in the ADS deposit agreement without gross negligence or bad faith.

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The ADS depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the ADS deposit agreement.

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The ADS depositary disclaims any liability for any failure to determine the lawfulness or reasonable practicality of any action, for the content of any document forwarded to ADS holders on their behalf or for the accuracy of any translation of such document, for the investment risks associated with investing in deposited securities, for the validity or worth of the deposited securities, for any tax consequences that result from the ownership of ADSs, for allowing any rights to lapse under the terms of the ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the ADS depositary will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.

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We and the ADS depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

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We and the ADS depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the ADS deposit agreement or in our articles of association or in any provisions of the securities on deposit.

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We and the ADS depositary further disclaim any liability for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting eligible securities for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by us in good faith to be competent to give such advice or information.

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We and the ADS depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of eligible securities but is not, under the terms of the ADS deposit agreement, made available to the holders of the ADSs.

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We and the ADS depositary may rely without any liability upon any written notice, request or other document believed by the ADS depositary to be genuine and to have been signed or presented by the proper parties.

•	We and the ADS depositary disclaim any liability for any consequential or punitive damages.

Pre-Release Transactions

The ADS depositary may, in some circumstances, issue ADSs before receiving a deposit of eligible securities or release deposited securities before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions including the need to receive collateral, the type of collateral required, and the representations required from brokers. The ADS depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the ADS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The ADS depositary may refuse to issue ADSs and to deliver, transfer, split and combine ADRs or to release securities on deposit until all applicable taxes and charges are paid by the holder. The ADS depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of ADS holders. However, ADS holders may be required to provide to the ADS depositary and to the custodian proof of taxpayer status and residence and any other information as the ADS depositary and the custodian may reasonably require to fulfill legal obligations. Holders of ADSs are required to indemnify us, the ADS depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign Currency Conversion

Whenever the ADS depositary or the custodian receives foreign currency and the ADS depositary can reasonably convert all foreign currency received into Dollars, the ADS depositary will distribute the Dollars according to the terms of the ADS deposit agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the ADS depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practicable and lawful and distribute the Dollars to the holders of ADSs for whom such conversion and distribution is lawful and practicable;

•	distribute the foreign currency to holders of ADSs for whom such distribution is lawful and practicable; or

•	hold the foreign currency, without liability for interest, for holders of ADSs.